                                                                    EXHIBIT 99.1


Toreador Royalty Corporation Approves Name Change to Toreador Resources Corporation; Joins Phillips Coal Company in Historic Mississippi Lignite Project

DALLAS, June 1 -- Toreador Royalty Corporation (Nasdaq: TRGL) announced today that its Board of Directors approved a change of the Company's name to Toreador Resources Corporation at its recent shareholders meeting. The name change more accurately reflects the Company's growing presence as a manager of a portfolio of natural resource assets. Toreador owns and manages natural resource positions that are prospective for oil, gas, coal, sulfur, aggregate and other minerals. The Company is currently completing all legal and regulatory requirements related to a change of corporate name.

Tom Graves, Toreador's president and chief executive officer said, "over the past several years, we have found that many people associate the use of the word royalty in a corporate name to identify a company as a 'royalty trust' as opposed to a fully functioning C corporation."

Toreador is an active manager, with an increasingly larger portfolio of mineral and exploration assets. The Company has made a strategic decision not to be "operator" properties in which it owns an interest and to not be a prospect "generator" because it believes the interests of its shareholders are better served by eliminating the overhead expense associated with these activities. Nonetheless, Toreador actively buys and sells properties and participates in oil and gas exploration projects throughout the United States.

As a result of Toreador's exposure to diverse natural resource opportunities, the Company has just executed a coal lease with Mississippi Lignite Mining Company, a joint venture between Phillips Coal Company and The North America Coal Corporation. As a result, Toreador will be participating in the first commercial coal mine in the State of Mississippi.

The Red Hills Mine is located in Choctaw County near the town of Ackerman. The mine will supply the Red Hills Power Project under the terms of a 30 year contract with the TVA. Toreador has an extensive mineral position in areas that could be added to Red Hills Mine in the future. Commercial operation of the Red Hills Mine will begin in December 2000. The Company is currently evaluating its mineral positions that may be perspective for coal in the light of this recent development.

Toreador owns perpetual oil and gas mineral and royalty interests in approximately 2.6 million gross acres or 1.4 million net acres located primarily in Alabama, Arkansas, California, Kansas, Louisiana, Michigan, Mississippi, Montana and Texas. In addition, the Company owns working interests primarily in Texas, Kansas, New Mexico and Oklahoma.

        Contact: G. Thomas Graves III, President and Chief Executive Officer
                 Edward C. Marhanka, Vice President-Operations Douglas W. Weir, Vice President-Finance and Treasurer 214-559-3933 or 800-966-2141

Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Business plans included herein may change as circumstances warrant. Risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.